Filed Pursuant to Rule 424(b)(5)
                                                 Registration Nos. 333-105815
                                                                   333-105815-01
                                                                   333-105815-02
                                                                   333-105815-03
                                                                   333-105815-04

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 25, 2003)

                                  $125,000,000

                                   (GPC LOGO)

                          SERIES V 4.10% SENIOR NOTES
                              DUE AUGUST 15, 2009
                          ---------------------------
     Georgia Power Company will pay interest on the Series V Senior Notes on February 15 and August 15 of each year, beginning February 15, 2005.

     Georgia Power Company may not redeem the Series V Senior Notes prior to maturity.

     The Series V Senior Notes will be unsecured and will rank equally with all of Georgia Power Company's other unsecured indebtedness and will be effectively subordinated to all secured debt of Georgia Power Company.

     See "Risk Factors" on page S-2 to read about certain factors you should consider before buying the securities.

     The Series V Senior Notes should be delivered on or about August 20, 2004 through the book-entry facilities of The Depository Trust Company.

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                                                PER SENIOR
                                                                   NOTE          TOTAL
------------------------------------------------------------------------------------------
Public offering price.......................................      99.947%     $124,933,750
Underwriting discount.......................................       0.600%     $    750,000
Proceeds, before expenses, to Georgia Power Company.........      99.347%     $124,183,750
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

                          ---------------------------
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                          ---------------------------
BARCLAYS CAPITAL
            CALYON SECURITIES (USA)
                         JACKSON SECURITIES
                                     KBC FINANCIAL PRODUCTS
                                               LAZARD
                                                       SCOTIA CAPITAL

Prospectus Supplement dated August 12, 2004.

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

     We are offering to sell the Series V Senior Notes only in places where sales are permitted.

     You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than its respective date.
                             ----------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
PROSPECTUS SUPPLEMENT
Risk Factors.........................   S-2
The Company..........................   S-2
Selected Financial Information.......   S-2
Use of Proceeds......................   S-3
Description of the Series V Senior
  Notes..............................   S-3
Underwriting.........................   S-7
Experts..............................   S-8

                                       PAGE
                                       ----
PROSPECTUS
About this Prospectus................     2
Risk Factors.........................     2
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     3
Georgia Power Company................     3
Selected Information.................     4
The Trusts...........................     4
Accounting Treatment of the Trusts...     5
Use of Proceeds......................     5
Description of the Senior Notes......     5
Description of the Junior
  Subordinated Notes.................     9
Description of the Preferred
  Securities.........................    14
Description of the Guarantees........    15
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Notes and the Guarantees...........    17
Plan of Distribution.................    19
Legal Matters........................    19
Experts..............................    19

                                  RISK FACTORS

     Investing in the Series V Senior Notes involves risk. Please see the risk factors in Georgia Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, along with disclosure related to the risk factors contained in Georgia Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Georgia Power Company or that Georgia Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series V Senior Notes.

                                  THE COMPANY

     Georgia Power Company (the "Company") is a corporation organized under the laws of the State of Georgia on June 26, 1930. The Company has its principal office at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone (404) 506-6526. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 57,200 square mile service area comprising most of the State of Georgia.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial information for the years ended December 31, 1999 through December 31, 2003 has been derived from the Company's audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial information for the six months ended June 30, 2004 has been derived from the Company's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                      SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,               ENDED
                                         ------------------------------------------    JUNE 30,
                                          1999     2000     2001     2002     2003     2004(1)
                                         ------   ------   ------   ------   ------   ----------
                                                        (MILLIONS, EXCEPT RATIOS)
Operating Revenues.....................  $4,457   $4,871   $4,966   $4,822   $4,914     $2,553
Earnings Before Income Taxes...........     895      921      974      976      998        485
Net Income After Dividends on Preferred
  Stock................................     541      559      610      618      630        300
Ratio of Earnings to Fixed
  Charges(2)...........................    4.26     4.14     4.79     5.07     5.01       4.79

                                                                       CAPITALIZATION
                                                                     AS OF JUNE 30, 2004
                                                               -------------------------------
                                                                ACTUAL       AS ADJUSTED(3)
                                                               --------    -------------------
                                                               (MILLIONS, EXCEPT PERCENTAGES)
Common Stock Equity.........................................    $4,793      $4,793       49.7%
Cumulative Preferred Stock..................................        15          15        0.2
Senior Notes................................................     1,850       2,100       21.8
Long-term Debt Payable to Affiliated Trusts.................       969         969       10.1
Other Long-Term Debt........................................     1,761       1,761       18.2
                                                                ------      ------      -----
     Total, excluding amounts due within one year of $674
       million..............................................    $9,388      $9,638      100.0%
                                                                ======      ======      =====

---------------

(1) Due to seasonal variations in the demand for energy, operating results for the six months ended June 30, 2004 do not necessarily indicate operating results for the entire year.
(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction, and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distribution on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.
(3) Reflects (i) the proposed issuance in August 2004 of $125,000,000 aggregate principal amount of Series W 6% Senior Notes due August 15, 2044; and (ii) the issuance of the Series V Senior Notes offered hereby.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series V Senior Notes will be applied by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $216,000,000 as of August 11, 2004 and was incurred by the Company in part to purchase the Plant McIntosh Unit 10 and 11 construction project, and for general corporate purposes, including the Company's continuous construction program. The Company's current estimate of construction costs for 2004 is approximately $1,185,000,000 and for 2005 is approximately $839,000,000. For more information on the purchase of the Plant McIntosh Unit 10 and 11 construction project, see MANAGEMENT'S DISCUSSION AND ANALYSIS -- RESULTS OF OPERATIONS -- "Future Earnings Potential -- FERC and Georgia PSC
Matters -- Plant McIntosh Construction Project" and Note (J) to the Condensed Financial Statements in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

                    DESCRIPTION OF THE SERIES V SENIOR NOTES

     Set forth below is a description of the specific terms of the Series V 4.10% Senior Notes due August 15, 2009 (the "Series V Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 1998, as supplemented (the "Senior Note Indenture"), between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the "Senior
Note Indenture Trustee").

GENERAL

     The Series V Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series V Senior Notes will initially be issued in the aggregate principal amount of $125,000,000. The Company may, at any time and without the consent of the holders of the Series V Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series V Senior Notes (except for the issue price and issue date). Any additional notes having such similar terms, together with the Series V Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

     The entire principal amount of the Series V Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 15, 2009. The Series V Senior Notes are not subject to any sinking fund provision. The Series V Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series V Senior Note shall bear interest at the rate of 4.10% per year from the date of original issuance, payable semiannually in arrears on February 15 and August 15 of each year (each, an "Interest Payment Date") to the person in whose name such Series V Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial Interest Payment Date is February 15, 2005. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series V Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

RANKING

     The Series V Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other existing and future unsecured and unsubordinated obligations of the Company. The Series V Senior Notes will be subordinated to all existing and future secured debt of the Company to the extent of the collateral securing such debt. Approximately $79,000,000 principal amount of secured debt was outstanding at June 30, 2004. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

REDEMPTION

     The Series V Senior Notes will not be redeemable at the option of the Company prior to maturity.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depository for the Series V Senior Notes. The Series V Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series V Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series V Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

     Purchases of Series V Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series V Senior Notes on DTC's records. The ownership interest of each actual purchaser of each Series V Senior Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series V Senior Notes. Transfers of ownership interests in the Series V Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series V Senior Notes, except in the event that use of the book-entry system for the Series V Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series V Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series V Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series V Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series V Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Although voting with respect to the Series V Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Series V Senior Notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series V Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series V Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detailed information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series V Senior Note will not be entitled to receive physical delivery of Series V Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series V Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series V Senior Note.

     DTC may discontinue providing its services as securities depository with respect to the Series V Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series V Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series V Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company's decision, but will only withdraw beneficial interests from a global Series V Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series V Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters severally has agreed to purchase the principal amount of Series V Senior Notes set forth opposite its name below:

                                                                     Principal
                                                                     Amount of
                                                                  Series V Senior
                            Underwriters                               Notes
                            ------------                          ---------------
    Barclays Capital Inc. ......................................   $ 81,250,000
    Calyon Securities (USA) Inc. ...............................      8,750,000
    Jackson Securities, LLC.....................................      8,750,000
    KBC Financial Products USA Inc. ............................      8,750,000
    Lazard, Freres & Co. LLC....................................      8,750,000
    Scotia Capital (USA) Inc. ..................................      8,750,000
                                                                   ------------
         Total..................................................   $125,000,000
                                                                   ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series V Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Series V Senior Notes if any are taken.

     The Underwriters propose initially to offer all or part of the Series V Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.350% of the principal amount of the Series V Senior Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Series V Senior Notes. After the initial public offering, the public offering price and other selling terms may be changed.

     The Series V Senior Notes will not have an established trading market when issued. There can be no assurance of a secondary market for the Series V Senior Notes or the continued liquidity of such market if one develops. It is not anticipated that the Series V Senior Notes will be listed on any securities exchange.

     The underwriting discount to be paid to the Underwriters by the Company with this offering will be 0.600% per Series V Senior Note, for a total of $750,000. In addition, the Company estimates that it will incur other offering expenses of approximately $252,000.

     In order to facilitate the offering of the Series V Senior Notes, the Underwriters or their affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the Series V Senior Notes. Specifically, the Underwriters or their affiliates may over-allot in connection with this offering, creating short positions in the Series V Senior Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Series V Senior Notes, the Underwriters or their affiliates may bid for and purchase Series V Senior Notes in the open market. Finally, the Underwriters or their affiliates may reclaim any selling concessions allowed to a dealer for distributing Series V Senior Notes in this offering if the Underwriters or their affiliates repurchase previously distributed Series V Senior Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series V Senior Notes above independent market levels. The Underwriters or their affiliates are not required to engage in these activities and may end any of these activities at any time.

     Neither the Company nor any Underwriter makes any representation or prediction as the direction or magnitude of any effect that the transactions described above may have on the price of the Series V Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

     It is expected that delivery of the Series V Senior Notes will be made, against payment for the Series V Senior Notes, on or about August 20, 2004, which will be the sixth business day following the date of pricing of the Series V Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series V Senior Notes who wish to trade the Series V Senior Notes on the date of this Prospectus Supplement or the next two succeeding business days will be required, because the Series V Senior Notes initially will settle within six business days (T+6), to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Series V Senior Notes who wish to trade on the date of this Prospectus Supplement or the next two succeeding business days should consult their own legal advisors.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act").

     The Underwriters and their affiliates engage in transactions with and perform services for the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company or its affiliates.

     Lazard Freres & Co. LLC ("Lazard") has entered into an agreement with Mitsubishi Securities (USA), Inc. ("Mitsubishi") pursuant to which Mitsubishi provides certain advisory and/or other services to Lazard, including in respect of this offering. In return for the provision of such services by Mitsubishi to Lazard, Lazard will pay to Mitsubishi a mutually agreed upon fee.

                                    EXPERTS

     The Company's financial statements and the related financial statement schedule as of and for the years ended December 31, 2003 and 2002 incorporated by reference in this Prospectus Supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for asset retirement obligations), which are incorporated in this Prospectus Supplement by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Certain of the Company's financial statements incorporated by reference in this Prospectus Supplement have been audited by Arthur Andersen LLP ("Andersen"), independent public accountants, as indicated in their reports with respect to the financial statements, and are incorporated in this Prospectus Supplement, in reliance upon the authority of Andersen as experts in giving such reports. On March 28, 2002, Southern's Board of Directors, upon recommendation of its Audit Committee, decided not to engage Andersen as the Company's principal public accountants. The Company has not obtained a reissued report from Andersen and has been unable to obtain, after reasonable efforts, Andersen's written consent to incorporate by reference Andersen's reports on the financial statements. Under these circumstances, Rule 437a under the 1933 Act permits this Prospectus Supplement to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a holder's ability to assert claims against Andersen under Section 11(a) of the 1933 Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated in the financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $125,000,000

                                   (GPC LOGO)

                          Series V 4.10% Senior Notes
                              due August 15, 2009

                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                                August 12, 2004
                          ---------------------------

BARCLAYS CAPITAL
            CALYON SECURITIES (USA)
                         JACKSON SECURITIES
                                     KBC FINANCIAL PRODUCTS
                                               LAZARD
                                                       SCOTIA CAPITAL

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------